Exhibit 99.1
Advanced Drainage Systems Elects Luther C. “Luke” Kissam, IV to Board of Directors
HILLIARD, Ohio – (July 18, 2024) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries, today announced that Luke Kissam has been elected to its Board of Directors at the Company’s Annual Meeting of Stockholders (“Annual Meeting”), effective immediately.
“We are pleased to welcome Luke Kissam to the ADS Board of Directors,” said Robert Eversole, Chairman of the Board of Directors. “Luke brings significant leadership and management capabilities from both his tenure as CEO of a global specialty chemicals company and his notable experience in the board room. I am confident his extensive knowledge in corporate finance, safety, risk oversight, mergers and acquisitions, and corporate governance will complement and enhance an already strong board.”
Luke Kissam currently serves as a Senior Advisor at Bernhard Capital Partners Management, LP, a middle-market services and infrastructure-focused private equity management firm. He previously served as Chairman, President and CEO of Albemarle Corporation, a global specialty chemicals company until his retirement in June 2020. Mr. Kissam joined Albemarle in 2003 as Vice President, General Counsel and Corporate Secretary and served as Senior Vice President, Manufacturing and Law, and Corporate Secretary from January 2008 until his promotion to President in March 2010. Mr. Kissam is currently a director of OGE Energy Corp (NYSE: OGE) as well as DuPont de Nemours, Inc. (NYSE: DD). He also serves on the Executive Committee of The Citadel Foundation.
Mr. Kissam graduated summa cum laude with a Bachelor of Arts degree in English from The Citadel and magna cum laude from the University of South Carolina School of Law.

About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite septic wastewater solutions that manages the world’s most precious resource: water. ADS and its subsidiary, Infiltrator Water Technologies, provide superior stormwater drainage and onsite septic wastewater products used in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture, while delivering unparalleled customer service. ADS manages the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 70 manufacturing plants and 40 distribution centers. The company is one of the largest plastic recycling companies in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more more, visit the Company’s website at www.adspipe.com.

For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com